United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number 33-09367

                         THE MARINA LIMITED PARTNERSHIP
             (Exact name of registrant as specified in its charter)

                              11691 Fall Creek Road
                           Indianapolis, Indiana 46256
                                 (317) 845-0270
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                  LIMITED PARTNER UNITS AND DEPOSITARY RECEIPTS
               (Title of each class of securities covered by this
                                      Form)

                                      NONE
                         (Titles of all other classes of
                         securities for which a duty to
                           file reports under section
                             13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)                     Rule 12h-3(b)(1)(i)   X
        Rule 12g-4(a)(1)(ii)                    Rule 12h-3(b)(1)(ii)
        Rule 12g-4(a)(2)(i)                     Rule 12h-3(b)(2)(i)
        Rule 12g-4(a)(2)(ii)                    Rule 12h-3(b)(2)(ii)
                                                Rule 15d-6

Approximate number of holders of record as of the certification or notice
      date:   190

Pursuant to the requirements of the Securities Exchange Act of 1934, The Marina Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: November 15, 2001          BY:  /s/ Allen E. Rosenberg
                                      ---------------------------------------
                                      Allen E. Rosenberg
                                      President of The Marina II Corporation,
                                      the general partner of the registrant